Exhibit 99.1

For Immediate Release:

COMPETITIVE TECHNOLOGIES ANNOUNCES ORGANIZATION CHANGES

Fairfield, CT - (July 1, 2003) - Competitive Technologies, Inc. (AMEX: CTT) today announced it has restructured its organization to lower overhead to a more affordable corporate structure. CTT has changed its business model to reduce full-time salaried staff about 20% and utilize its incentive-driven senior consultants.

"CTT must reduce its costs and strengthen its sales operations," said John B. Nano, CTT's President and CEO. "These are difficult but necessary decisions for a path to sustainable profitability. We are acquiring innovative technologies to fill our pipeline, and are focused on marketing these technologies to potential customers. The culture of CTT must be customer and sales driven."

Mr. Nano continued, "We have taken these steps to strengthen our financial performance and our shareholder value. During the last nine months we have obtained licenses for technologies benefiting society in the medical and environmental areas, several with over $1 billion market potential. Additionally, at recent meetings in Korea, CTT personnel presented information on 15 major technologies to over 400 people from 200 top tier Korean companies. Our relationship with the Korean Technology Transfer Center created this unique opportunity whereby CTT was the sole presenter of technology. These activities leverage our unique position in the $150 billion global market for technology licensing."

Effective immediately, Frank R. McPike, Jr., EVP and CFO is on an unpaid leave of absence from CTT, and two Vice Presidents have been released by the company. Utilizing the flexible services and costs of senior consultants, CTT management anticipates a positive impact on its ability to perform its current customer engagements as a result of these changes.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders.
Visit CTT's website: http://www.competitivetech.net.

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.


Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565;
Fax (212) 754-4333
E-mail: ctt@competitivetech.net